Issuer Free Writing Prospectus
Filed Pursuant to Rule 433
Registration No. 333-220493
September 15, 2017

# MTBC Investor Fact Sheet – Sept. 2017

MTBC – A Unique Healthcare IT Company

**MTBC is a healthcare information technology company that provides a fully integrated suite of proprietary web-based solutions, together with related business services, to healthcare providers**


Healthcare information technology company
Large, highly fragmented market
Highly experienced management team
Scalable, cost-efficient business model with recurring revenue
Predictable recurring revenue
Profitable as measured by EBITDA

- Healthcare information technology company: Proprietary, fully integrated, SaaS and service solution
- Large, highly fragmented market: Over 1,500 RCM companies, none with > 5% market share
- Highly experienced management team: Completed 14 acquisitions in last 5 years
- Scalable, cost-efficient business model with recurring revenue: Cloud-based software, ~1,900 cost-effective global team members
- Predictable recurring revenue: 95% revenue visibility at the beginning of each quarter
- Profitable as measured by EBITDA: Record adjusted EBITDA as a public company in Q2 2017

## Transaction Overview

| | |
|---|---|
| Issuer | Medical Transcription Billing, Corp. |
| Exchange: Symbol | NASDAQ Capital Market: MTBCP |
| Shares Offered | 11% Series A Cumulative Redeemable Perpetual Preferred Stock |
| Dividends | Payable on the 15th day of each month |
| Offering Price | $25.00 per share |
| Redemption | Redeemable after November 4, 2020 at $25.00 per share |
| Offering Size | $5,000,000 |
| Use of Proceeds | • A portion towards payment of Prudential debt<br>• General corporate purposes and additional working capital |
| Placement Agents | • H.C. Wainwright & Co.<br>• Boenning & Scattergood |

## Market Info

### Common Stock

- NASDAQ: MTBC
- Price: $1.53
- Market cap: $17.6 million
- Shares Outstanding: 11,527,257
- Insiders: 49.2%

### Preferred Stock

- NASDAQ: MTBCP
- Price: $25.53
- Dividend: 11% of par value
- Equity value: $17.6 million
- Shares Outstanding: 689,299

*As of September 15, 2017

## MTBC Integrated Solution

**mHealth** – Extends the core components of the platform to the mobile environment.

**EHR – Electronic Health Record** – Allows physicians to create and review electronic clinical charts online.

**Practice Management** – Automates the labor-intensive workflow of medical offices in a unified and streamlined platform.

**Revenue Cycle Management** – Improves medical reimbursement process to accelerate and increase collections, reduce errors in submissions and streamline workflow.



MTBC Patient Portal



MTBC iRx

MTBC's iPad EHR



mHealth • EHR • PM • RCM | A Fully Integrated Practice Solution

# MTBC Investor Fact Sheet – September 2017

A Unique Healthcare IT Company

## Leadership Team

**Mahmud Haq – *CEO and Chairman of the Board***

- Former VP of Global Risk Management, American Express and CEO of Compass International Services (Nasdaq: CMPS)
- B.S. in Aviation Management, Bridgewater State College. M.B.A. in Finance, Clark University

**Stephen Snyder – *President and Director***

- Joined MTBC in 2005. Attorney for 15 years with M&A and healthcare law experience
- J.D. Rutgers School of Law – Newark, senior editor of law journal

**Bill Korn – *Chief Financial Officer***

- Joined MTBC in 2013. 10 year IBM executive, part of the team that created IBM's successful services strategy in the 1990's
- A.B. Economics, Harvard College. M.B.A. Harvard Business School

## Revenue Growth

*($ in millions)*



$35
$30
$25
$20
$15
$10
$5
$0
CAGR: 30%
$10.5
$18.3
$23.1
$24.5
$30.1
2013
2014
2015
2016
TTM thru Q2 '17

## Board of Directors

**Howard Clark Jr.**
- Former CFO of American Express. Former CEO, Chairman and Vice Chairman of Shearson Lehman Bros.

**Anne Busquet**
- Former President, American Express Interactive Services
- Board member, Pitney Bowes, Intercontinental Hotels

**John Daly**
- Former Director of E.F. Hutton & Company

**Cameron Munter**
- Former U.S. Ambassador to Pakistan. CEO East-West Institute

## Recent News

- **November 2015** – $7.4 million Series A Preferred Stock issued on Nasdaq, Nov. 2015 & July 2016
- **October 2015** – MTBC's ICD-10 app ranked most popular by US
- **February 2016** – Acquisition of out-of-network billing company (Gulf Coast Billing)
- **Q4 2015, Q1 Q2 and Q3 2016** – First four quarters of positive EBITDA after IPO
- **July 2016** – First Shelf Offering
- **July 2016** – Acquisition of facility and self-pay billing company (WFS)
- **May 2017** – New MTBC Patient Portal app
- **October 2016** – Our largest acquisition to date (MediGain)
- **June 2017** – $7.4 million additional Series A Preferred Stock issued on Nasdaq
- **June 2017** – Phase 1 Launch of talkEHR

## Growth Strategy

### Acquisitions

- Acquire ambulatory RCM companies
- Migrate customers to, or develop interfaces with, MTBC platform
- Leverage lower costs into EBITDA growth

### Organic Growth

- Relationships with software vendors
- Traditional sales and marketing

### Statement about Free Writing Prospectus

MTBC has filed a registration statement (including a prospectus) with the SEC on Form S-1, Commission File No. 333-220493, for the offering to which this Fact Sheet relates. The registration statement (including the prospectus) can be accessed through the following link: https://www.sec.gov/Archives/edgar/data/1582982/000149315217010682/0001493152-17-010682-index.htm.

Before you invest, you should read the prospectus in that registration statement and other documents MTBC has filed with the SEC for more complete information about MTBC and this offering. You may get these documents for free by visiting EDGAR on the SEC Web site at www.sec.gov or on MTBC's investor relations web site at ir.mtbc.com. Alternatively, MTBC, any underwriter or any dealer participating in the offering will arrange to send you the prospectus if you request it by calling Bill Korn at (732) 873-5133 x 133 or emailing bkorn@MTBC.com.

This Fact Sheet contains forward-looking statements within the meaning of the federal securities laws. These statements relate to anticipated future events, future results of operations or future financial performance. Our operations involve risks and uncertainties, many of which are outside our control, and any one of which, or a combination of which, could materially affect our results of operations and whether the forward-looking statements ultimately prove to be correct.

Although we believe that the expectations reflected in the forward-looking statements contained in this Fact Sheet are reasonable, we cannot guarantee future results, levels of activity, performance, or achievements. The statements in this Fact Sheet are made as of the date of this Fact Sheet, and the Company does not assume any obligations to update the forward-looking statements provided to reflect events that occur or circumstances that exist after the date on which they were made.

***MTBC Contact:***

***Bill Korn***
*Chief Financial Officer*
*7 Clyde Road*
*Somerset, NJ 08873*
*(732) 873-5133 x 133*
bkorn@mtbc.com